EXHIBIT 15

                                        October 6, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  Aluminum Company of America

     1.   Form S-8  (Registration Nos.33-24846 and 333-00033)
          Alcoa Savings Plan for Salaried Employees; Alcoa
          Fujikura Ltd. Salaried 401(k) Savings Plan

     2.   Form S-8  (Registration Nos.33-22346, 33-49109,
          33-60305, 333-27903 and 333-62663)
          Long Term Stock Incentive Plan; Alumax Inc. Long
          Term Incentive and Employee Equity Ownership Plans

     3.   Form S-3 (Registration No. 33-60045) and
          Form S-3 (Registration No. 33-64353) and
          Form S-3 (Registration No. 333-59381)
          Debt Securities and Warrants to Purchase Debt
          Securities,
          Preferred Stock and Common Stock of the Company and Trust Preferred Securities of Alcoa Trust I

     4.   Form S-4 (Registration No. 333-58227)
          Registration of Alcoa common stock, par
          value $1.00 per share


Ladies and gentlemen:

We are aware that our report dated October 6, 1998, accompanying interim financial information of Aluminum
Company of America (Alcoa) and subsidiaries for the nine-month period ended September 30, 1998, is incorporated by reference in the registration statements referred to above. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered as part of a registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP



                                -27-